Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	Class A	153,296
	Class B    53,031
	Class C      1,678

74U2	Class M      4,390
	Class R	            -
	Class Y	  26,679

74V1	Class A	37.71
	Class B	34.33
	Class C	36.43

74V2	Class M	35.74
	Class R	37.65
	Class Y	38.80